EXHIBIT 5



June 8, 2000




MSC.Software Corporation
815 Colorado Boulevard
Los Angeles, California 90041-1777

  Re:    Registration on Form S-8 of MSC.Software Corporation

Gentlemen:

          This opinion is rendered in connection with the filing by MSC.Software Corporation, a Delaware corporation (the "Company"), of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 1,332,062 shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") and additional rights pursuant to the Company's Rights Agreement dated October 5, 1998, with ChaseMellon Shareholder Services L.L.C. as rights agent (together with the Common Stock, the "Shares") to be issued pursuant to the MSC.Software Corporation 1998 Stock Option Plan, the MSC.Software Corporation 2000 Executive Cash or Stock Bonus Plan and the MSC.Software Corporation Executive Bonus Plan (collectively, the "Plans").

          We have examined such appropriate records of the Company and other documents as we have deemed pertinent as a basis for this opinion.

          Based upon such examination and upon such matters of fact and law as we have deemed relevant, we are of the opinion that when the Shares are issued and paid for in accordance with any appropriate action or authorization by the Board of Directors of the Company as required or contemplated under the Plans and with the provisions of the Plans and relevant agreements duly authorized by and completed in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as
Exhibit 5 to the Registration Statement.

                              Very truly yours,

                              /s/ O'MELVENY & MYERS LLP